EXHIBIT 10.9
MERCANTILE BANK OF MICHIGAN
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN
FOR MEMBERS OF THE BOARD OF DIRECTORS
     THIS AMENDED AND RESTATED DEFERRED COMPENSATION PLAN FOR MEMBERS OF THE BOARD OF DIRECTORS (the “Plan”) is adopted this 29th day of June, 2006, by MERCANTILE BANK OF MICHIGAN, a state-chartered commercial bank located in Grand Rapids, Michigan (the “Company”), and is effective as of the 1st day of January, 2005.
     This Plan amends and restates the prior DEFERRED COMPENSATION PLAN FOR MEMBERS OF THE BOARD OF DIRECTORS dated October 18, 2001 (the “Prior Plan”).
     The Company intends this Amended and Restated Plan to be a material modification of the Prior Plan such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.
     The purpose of this Plan is to provide specified benefits to Directors who contribute to the continued growth, development and future business success of the Company.
Article 1
Definitions
     Whenever used in this Plan, the following words and phrases shall have the meanings specified:
1.1	“Beneficiary” means each designated person, or the estate of a deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 6.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Crediting Rate” means a fraction, the numerator of which is a rate equal to 100% of the Prime Rate published in the Wall Street Journal on the first day of the quarter, and the denominator of which is 4.

1.6	“Deferrals” means the amount of the Fees which a Director elects to defer according to this Plan.

1.7	“Deferral Account” means the Company’s accounting of a Director’s accumulated Deferrals plus accrued interest.

1.8	“Deferral Election Form” means the form established from time to time by the Plan Administrator that a Director completes, signs and returns to the Plan Administrator to designate the amount of Deferrals.

1.9	“Director” means any member of the Board who is not an employee of the Company or a subsidiary thereof.

1.10	“Distribution Election Form” means the form established from time to time by the Plan Administrator that a Director completes, signs and returns to the Plan Administrator to designate the time and form of distributions.

1.11	“Fees” means the total fees payable to a Director during a Plan Year.

1.12	“Original Effective Date” means October 18, 2001.

1.13	“Participation Agreement” means the agreement that a Director completes, signs and returns to the Plan Administrator to participate in this Plan.

1.14	“Plan Administrator” means the plan administrator described in Article 8.

1.15	“Plan Year” means each twelve-month period commencing on January 1 and ending on December 31 of each year.

1.16	“Separation from Service” means the termination of a Director’s service with the Company for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

1.17	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.18	“Termination for Cause” means a Separation from Service for:
(a)	Gross negligence or gross neglect of duties to the Company; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Company; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in a material adverse effect on the Company.
Article 2
Deferral Election
2.1	Elections Generally. Each Director may annually file Deferral Election Form(s) with the Plan Administrator no later than the Plan Year in which services leading to such Fees will be performed.

2.2	Initial Election. After being notified by the Plan Administrator of becoming eligible for participation in the Plan, a Director may make an initial deferral election under this Plan by delivering to the Plan Administrator a signed Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Fees to be deferred. However, if the Director was eligible to participate in any other account balance plans sponsored by the Company (as referenced in Section 409A of the Code or the regulations thereunder) prior to becoming eligible to participate in this Plan, the initial election to defer Fees under this Plan shall not be effective until the Plan Year following the Plan Year in which the Director became eligible to participate in this Plan.
Article 3
Deferral Account
3.1	Establishing and Crediting. The Company shall establish a Deferral Account on its books for each Director and shall credit to the Deferral Account the following amounts:
(a)	Any Deferrals hereunder; and

(b)	Interest as follows:
(i)	On the last day of each quarter and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Plan, interest shall be credited on the Deferral Account. Such amount shall be computed by multiplying the Deferral Account balance at the beginning of the quarter by the Crediting Rate. Prior to the commencement of any distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest in this Section 3.1(b)(ii).; and
3.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. Each Director is a general unsecured creditor of the Company for the distribution of benefits. The benefits represent the mere Company promise to distribute such benefits. The Directors’ rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by a Directors’ creditors.

Article 4
Distributions During Lifetime
4.1	Separation from Service Benefit. Upon a Director’s Separation from Service, the Company shall distribute to such Director the benefit described in this Section 4.1.
4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Director’s Deferral Account balance at Separation from Service.

4.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Director as elected by the Director on the Distribution Election Form, commencing within thirty (30) days following Separation from Service. If the Director elects to receive payment of the benefit in installments rather than in a lump sum, the payment period shall not exceed ten (10) years following the payment commencement date, and payments shall be made either annually or quarter-annually as elected. The amounts of any installment payment shall be determined by multiplying the balance of the Director’s unpaid Deferral Account by a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments. Such balance shall be appropriately reduced to reflect the installment payments made hereunder. In the absence of a valid Distribution Election Form, the benefit shall be distributed in a lump sum.
4.2	Restriction on Timing of Distribution. Notwithstanding any provision of this Plan to the contrary, if a Director is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 4.2 is applicable to a Director, any distribution which would otherwise be paid to the Director within the first six (6) months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

4.3	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into a Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Director’s Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.4	Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, a Director may elect to delay the timing or change the form of distributions by submitting the appropriate Distribution Election Form to the Plan Administrator. Any such elections:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 4.1, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.
Article 5
Distributions at Death
5.1	Death During Active Service. If a Director dies while in active service to the Company, the Company shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefits under Article 4.
5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Director’s Deferral Account balance determined as of the date of the Director’s death.

5.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Beneficiary as elected by the Director on the Distribution Election Form commencing within thirty (30) days following receipt by the Company of the Director’s death certificate. If the Director elects to have the benefit paid to the Beneficiary in installments rather in a lump sum, the payment period shall not exceed ten (10) years following the payment commencement date, and payments shall be made either annually or quarter-annually as elected. The amounts of any installment payment shall be determined as set forth at Section 4.1.2. In the absence of a valid Distribution Election Form, the benefit shall be distributed in a lump sum.
5.2	Death During Distribution of a Benefit. If a Director dies after any benefit distributions have commenced under this Plan but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Director had the Director survived. If the Beneficiary predeceases the Director, amounts remaining unpaid at the time of the Director’s death shall be paid in the order specified by the Director to the contingent Beneficiary surviving the Director. If the Director fails to designate a Beneficiary as provided in this Article, or if each Beneficiary predeceases the Director, the amounts remaining unpaid at the time of such Director’s death shall be paid in one lump sum to the legal representative of the Director’s estate.

5.3	Death After Separation from Service But Before Benefit Distributions Commence. If a Director is entitled to benefit distributions under this Plan, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company of the Director’s death certificate.
Article 6
Beneficiaries
6.1	Beneficiary. Each Director shall have the right, at any time, to designate a Beneficiary to receive any benefits distributable under the Plan to a Beneficiary upon the death of the Director. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of the Company in which the Director participates.

6.2	Beneficiary Designation; Change. Each Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. A Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Directors shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If a Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be paid to the personal representative of the Director’s estate.

6.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

Article 7
General Limitations
7.1	Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Company shall not distribute to any Director any benefit under this Plan in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if the Director’s service with the Company is terminated due to a Termination for Cause.

7.2	Suicide or Misstatement. Notwithstanding any provision of this Plan to the contrary, the Company shall not distribute to any Director any benefit under this Plan in excess of the Deferrals if the Director commits suicide within two years after the Original Effective Date of this Plan, or if an insurance company which issued a life insurance policy covering the Director and owned by the Company denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

7.3	Removal. Notwithstanding any provision of this Plan to the contrary, the Company shall not distribute to any Director any benefit under this Plan in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
Article 8
Administration of Plan
8.1	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Plan according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2	Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensations of its Directors, the date and circumstances of the retirement, Disability, death or Separation from Service of its Directors, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Statement of Accounts. The Plan Administrator shall provide to each Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Director’s Deferral Account balance.

Article 9
Claims and Review Procedures
9.1	Claims Procedure. A Director or Beneficiary (“Claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
9.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

9.1.2	Timing of Company Response. The Company shall respond to such Claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Plan on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed, and

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures.
9.2	Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
9.2.1	Initiation – Written Request. To initiate the review, the Claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

9.2.2	Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Company Response. The Company shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.2.5	Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Plan on which the denial is based, and

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 10
Amendments and Termination
10.1	Amendments. The Company may unilaterally amend this Plan at any time.

10.2	Plan Termination Generally. The Company may unilaterally terminate this Plan at any time. Except as provided in Section 10.3, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if this Plan is terminated in the following circumstances:
(a)	Within thirty (30) days before, or twelve (12) months after a change in control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Company’s arrangements which are substantially similar to the Plan are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;
the Company may distribute the Deferral Account balance, determined as of the date of the termination of the Plan, to the Director in a lump sum subject to the above terms.
Article 11
Miscellaneous
11.1	Binding Effect. This Plan shall bind the Directors and the Company and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Service. This Plan is not a contract for service. It does not give any Director the right to remain as a director of the Company, nor does it interfere with the Company’s right to discharge a Director. It also does not require a Director to remain a director nor interfere with a Director’s right to terminate service at any time.

11.3	Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Plan. Director acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Michigan, except to the extent preempted by the laws of the United States of America.

11.6	Unfunded Arrangement. Each Director and each Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Plan. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on any Director’s life or other informal funding asset is a general asset of the Company to which the Director and the Beneficiary have no preferred or secured claim.

11.7	Reorganization. The Company shall not merge or consolidate into or with another Company, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor bank.

11.8	Entire Agreement. This Plan constitutes the entire agreement between the Company and the Directors as to the subject matter hereof. No rights are granted to any Director by virtue of this Plan other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Plan, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Director under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.14	Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Original Effective Date of this Plan.

11.15	Rescission. Any modification to the terms of this Plan that would inadvertently result in an additional tax liability on the part of any Director, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS WHEREOF, the Company has signed this Plan as of ___, 20___.

MERCANTILE BANK OF MICHIGAN

By:
Title:

PARTICIPATION AGREEMENT
          THIS PARTICIPATION AGREEMENT (this “Agreement”) is entered into as of                      ___, 20___ between Mercantile Bank of Michigan, a state-chartered commercial bank located in Grand Rapids, Michigan (the “Company”), and                                         (the “Director”).
Recitals
A.	The Company has adopted, effective as of October 18, 2001, the Mercantile Bank of Michigan Deferred Compensation Plan for Members of the Board of Directors, as amended and restated from time to time (the “Plan”), and the Director has been selected to participate in the Plan.

B.	The Director desires to participate in the Plan.
Agreement
     NOW THEREFORE, it is mutually agreed that:
1.	Definitions. Unless otherwise provided in this Agreement, the capitalized terms in this Agreement shall have the same meaning as under the Plan’s master plan document (the “Plan Document”).

2.	Integrated Agreement; Parties Bound. The Plan Document, a copy of which has been made available to the Director, is hereby incorporated into and made a part of this Agreement as though set forth in full in this Agreement. The parties to this Agreement agree to and shall be bound by, and have the benefit of, each and every provision of the Plan as set forth in the Plan Document. This Agreement and the Plan Document, collectively, shall be considered one complete contract between the parties.

3.	Acknowledgment. The Director hereby acknowledges that he or she has read and understands this Agreement and the Plan Document.

4.	Conditions to Participation. As a condition to participation in the Plan, the Director must complete, sign, date and return to the Plan Administrator an original copy of this Agreement, the Deferral Election Form as required by the Plan Administrator, and a Beneficiary Designation Form.

5.	Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the Company, its successors and assigns, and the Director.

IN WITNESS WHEREOF, the Director has signed and the Company has accepted this Participation
Agreement as of the date first written above.

DIRECTOR:

Date	Signature of Director

Type or Print Name

AGREED AND ACCEPTED BY THE COMPANY:

PLAN ADMINISTRATOR:

Date	Signature of Plan Administrator

Type or Print Name

Fees Election

Amount of Deferral			Duration

[Initial and Complete One]		[Initial and Complete One]

___	I elect to defer [option: ___% or $___] of my Fees (amount not to exceed [option: ___% or $___]).	___	For ___year(s)

	I elect not to defer any of my Fees.	___	For all future Plan Years

Printed Name:

Signature:

Date:

Received by the Plan Administrator this                      day of                                         , 2

By:

Title:

Initial Election
Form and Timing of Distributions

Benefit		Distribution of Benefit
	Lump Sum (Initial)	Equal installments for the number of quarters or years shown, not to exceed 40 quarters or 10 years (Initial and indicate number of quarters or years)
§ 4.1.2—Separation from Service Benefit
Article 5—Death Benefit

Printed Name:

Signature:

Date:

Received by the Plan Administrator this                      day of                      , 2

By:

Title:

CHANGE IN ELECTION
Form and Timing of Distributions

Benefit		Distribution of Benefit
	Lump Sum (Initial)	Equal installments for the number of quarters or years shown, not to exceed 40 quarters or 10 years (Initial and indicate number of quarters or years)
§ 4.1.2—Separation from Service Benefit
Article 5—Death Benefit

Printed Name:

Signature:

Date:

Received by the Plan Administrator this                       day of                                            , 2

By:

Title:

After 2006, any change in the form or timing of distributions is subject to the following requirements:
(i)	The change will not take effect until 12 months following the date it is received by the Plan Administrator;

(ii)	Distributions (except distributions on death, disability and emergency) must be delayed at least 5 years from the date the distributions otherwise would have been made; and

(iii)	Any election related to distribution at a specified time or pursuant to a fixed schedule must be made 12 months prior to the date the distribution is scheduled to be paid.

BENEFICARY DESIGNATION FORM

{ }	New Designation
{ }	Change in Designation
I,                                         , designate the following as Beneficiary under the Plan:

Primary:	%

%

Contingent:	%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this                       day of                                            , 2

By:

Title: